Exhibit 99.3
Consent Pursuant to Rule 438
     The following consent was obtained in connection with the establishment of the initial board of directors and executive officers of the new company (New Clearwire Corporation) to be formed by the combination of Clearwire Corporation and the Worldwide Inter-Operability for Microwave Access business of Sprint Nextel Corporation. References in the following consent to the Proxy Statement means the proxy statement/prospectus to be filed with the Securities and Exchange Commission as part of the New Clearwire Corporation Registration Statement on Form S-4 describing the business combination:
If the undersigned is a director or executive officer designee and, if such designee is appointed, such designee agrees to serve as a director or executive officer of New Clearwire Corporation (to be renamed Clearwire Corporation), as applicable. In addition, the undersigned also consents to being named in the Proxy Statement as a director or executive officer (as the case may be).

/s/ Craig McCaw
Craig McCaw
Date: August 20, 2008